EXHIBIT 21
HELIOS & MATHESON NORTH AMERICA, INC.
List of Subsidiaries — as of December 31, 2009

	State or county of	Voting percent owned
	incorporation or	directly or indirectly by
Company Name	organization	registrant

Helios & Matheson Global Services Private Limited	India	100.00